Exhibit 10.1

EXECUTION COPY

CREDIT SUISSE SECURITIES (USA) LLC

CREDIT SUISSE AG

Eleven Madison Avenue

New York, NY 10010

CONFIDENTIAL

November 19, 2013

Visant Secondary Holdings Corp.

Visant Corporation

357 Main Street, 1st Floor

Armonk, NY 10504

Attention: Marc Reisch

                  Chief Executive Officer

Project Celebration

Commitment Letter

Ladies and Gentlemen:

You have advised each of Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, the “Commitment Parties”, “we” or “us”) that Visant Corporation (“Visant” or “you”) intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of the entity previously identified to us by you as “Celebration”, a Delaware corporation (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Secured Term Loan Facility Term Sheet”) and Exhibit C (the “Bridge Term Sheet”; together with the Senior Secured Term Loan Facility Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

You have further advised us that, in connection therewith, it is intended that the financing for the Transactions will include (i) up to a $260.01 million senior secured term loan facility (the “Senior Secured Term Loan Facility”) as further described in the Senior Secured Term Loan Facility Term Sheet and (ii) up to $100.0 million in aggregate principal amount of senior unsecured notes issued by Visant in a Rule 144A private placement on the Closing Date (as defined below) on terms substantially consistent with the Existing Senior Notes (as defined herein) pursuant to the Senior Notes Indenture (as defined herein) (such senior unsecured notes or any other senior unsecured notes, the “Mirror Notes”); provided that if all or any portion of the contemplated $100.0 million of Mirror Notes are not issued by Visant on or prior to the Closing Date (as defined below), the financing shall also include up to $100.0 million of senior unsecured fixed rate loans (the “Senior Unsecured Bridge Loans” or the “Bridge Loans”) under

[1]	Closing Date borrowings pursuant to both Existing Credit Agreement and Senior Secured Term Loan Facility to be $260.0 million, plus an additional amount to reflect any additional original issue discount pursuant to the exercise of flex as set forth in the Fee Letter, to be comprised of approximately $50.0 million of revolving credit borrowings pursuant to the Existing Credit Agreement and $210.0 million of term loan borrowings pursuant to the Senior Secured Term Loan Facility.

the senior unsecured credit facility (the “Senior Unsecured Bridge Facility” or the “Bridge Facility”) described in the Bridge Term Sheet (in each case, plus an amount sufficient to fund any OID or upfront fees required to be funded in respect thereof on the Closing Date); provided that in any event, the combined aggregate amount of gross proceeds (after giving effect to any upfront fees and OID funded on the Closing Date) from the Mirror Notes and Bridge Loans shall not exceed $100.0 million; provided further that Visant may in its sole discretion agree to reduce any commitment herein with respect to the Senior Unsecured Bridge Facility without penalty or premium (provided that any such reduction will be pro rata among the Commitment Parties). The Senior Secured Term Loan Facility and the Bridge Facility are collectively referred to herein as the “Facilities”. The Senior Secured Term Loan Facility may be effected, at the election of Visant made by written notice to the Commitment Parties prior to the commencement of the syndication of the Senior Secured Term Loan Facility, (i) as an incremental facility pursuant to Section 2.15 of Visant’s existing Credit Agreement, dated as of September 22, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among Visant, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp. as Guarantor, the lending institutions from time to time parties thereto, Credit Suisse AG, as administrative agent, Credit Suisse AG, Toronto Branch as Canadian Administrative Agent, and the other agents, arrangers and bookrunners from time to time parties thereto (such election to effect the Senior Secured Term Loan Facility as an incremental facility under the Existing Credit Agreement, the “Incremental Election”) or (ii) under a new stand-alone credit agreement (such election, the “Stand-Alone Election”); provided that it is understood that if Visant makes the Incremental Election, such election shall not have the effect of terminating the commitment of the Commitment Parties to provide the Senior Secured Term Loan Facility on the terms and subject to the conditions set forth or referred to in this Commitment Letter, including the following proviso, which commitment shall terminate in accordance with the terms of this Commitment Letter; provided further that (x) Visant may, following the commencement of the syndication of the Senior Secured Term Loan Facility, by written notice to the Commitment Parties, revoke either such election and make the other such election and (y) in the event of a revocation of the Incremental Election (but not the revocation of the Stand-Alone Election) following the commencement of syndication, the condition precedent set forth in paragraph 7 of Exhibit D hereto shall not have been satisfied by any previously commenced Bank Marketing Period (as defined in Exhibit D) and unless the Commitment Parties shall otherwise agree, a new Bank Marketing Period shall commence in accordance with the terms hereof following such revocation and election. In the event that the Incremental Election is exercised, the Senior Secured Term Loan Facility shall have the maturity and pricing and be subject to the conditions precedent set forth or referred to in the Term Sheet, but shall otherwise have and be subject to the terms and conditions set forth in the Existing Credit Agreement.

In connection with the foregoing, (a) CS is pleased to advise you of its commitment to provide 100% of the Senior Secured Term Loan Facility and (b) CS is pleased to advise you of its commitment to provide 100% of the Bridge Facility, in each case subject only to the satisfaction or waiver of the applicable conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, in the section entitled “Conditions to Borrowing” in Exhibit C hereto (in each case, limited on the Closing Date as indicated therein) and in Exhibit D hereto. CS is referred to herein as the “Initial Lender”, in the capacity referred to in clause (a) above being herein called the “Initial Bank Lender” and in the capacity referred to in clause (b) above being herein called the “Initial Bridge Lenders”.

It is agreed that (i) CS Securities will act as sole lead arranger and bookrunner for the Senior Secured Term Loan Facility (in such capacity, a “Senior Bank Lead Arranger”); (ii) CS Securities will act as sole lead arranger and bookrunner for the Bridge Facility (in such capacity, the “Senior Bridge Lead Arranger” and, together with the Senior Bank Lead Arranger, the “Lead Arranger”); (iii) CS Securities will act as sole physical bookrunner for the Senior Secured Term Loan Facility; (iv) CS Securities will act as sole physical bookrunner for the Bridge Facility; (v) CS will act as administrative agent and collateral agent for the Senior Secured Term Loan Facility (in such capacity, the “Bank

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Administrative Agent”); and (vi) CS will act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the Bank Administrative Agent, the “Administrative Agents”). It is further agreed that CS Securities shall have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Term Loan Facility. It is further agreed that CS Securities shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid, and no other titles will be awarded to any Lender in order to obtain its commitment to participate in the Facilities unless you and the Commitment Parties shall so agree.

The Lead Arranger reserves the right, prior to or after the execution of the Facilities Documentation (as defined in Exhibit D), which we agree will be initially drafted by your counsel, to syndicate all or a portion of the Initial Lender’s commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arranger in consultation with you and reasonably acceptable to it and you with respect to the identity of such lenders (your consent not to be unreasonably withheld or delayed) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arranger (such banks, financial institutions and other institutional lenders, together with the Initial Lender, the “Lenders”); provided that, notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto (but subject to the fourth paragraph of this Commitment Letter), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of the Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under any of the Facilities (the date of such funding, the “Closing Date”) shall not be a condition to the Initial Lender’s commitments; (ii) the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund any of the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iii) no assignment or novation shall become effective (as between you and us) with respect to all or any portion of the Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (v) we will not syndicate our commitments to (a) certain banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or Kohlberg Kravis Roberts & Co. L.P. (“KKR”) or DLJ Merchant Banking Partners III, L.P. (“DLJ” and, together with KKR, each “Sponsor” and together the “Sponsors”; the Sponsors, together with certain other investors in Visant, the “Investors”) to us prior to the date of this Commitment Letter (or, if so identified after such date (but prior to the Closing Date), that are reasonably acceptable to the Lead Arranger, (b) those persons who are competitors of the Company and its subsidiaries that are separately identified in writing by you or KKR to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their affiliates (other than any such affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an affiliate of an operating company so long as such affiliate is a bona fide debt fund) that are either (i) identified in writing by you or KKR from time to time or (ii) clearly identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”).

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arranger intends to commence syndication

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efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts, it is its intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arranger, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date (such earlier date, the “Syndication Date”), in completing a timely syndication that is reasonably satisfactory to it and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors and, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Company, (b) direct contact between senior management, representatives and advisors of you and the Investors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and places mutually agreed upon, (c) your and the Sponsors’ assistance, and your using commercially reasonable efforts to cause the Company to assist, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, in the preparation of customary confidential information memoranda for the Facilities (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, (d) using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating in respect of Visant from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively (or public ratings confirmations from S&P and Moody’s, as applicable), and public ratings for the Facilities from each of S&P and Moody’s, in each case, prior to the launch of syndication, (e) the hosting, with the Lead Arranger, of no more than two meetings of prospective Lenders at times and locations to be mutually agreed upon and (f) your ensuring (and with respect to the Company and its subsidiaries, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, your using commercially reasonable efforts to ensure) that there shall be no competing issues of debt securities, bridge loans or commercial bank or other credit facilities of the Company or Visant or any of its or your subsidiaries being offered, placed or arranged (other than (i) the Mirror Notes (or the issuance of any “demand securities” issued in lieu of the Mirror Notes or other indebtedness issued in lieu of the Mirror Notes that has otherwise been consented to by the Lead Arranger), (ii) the Buyer PIK Notes (as defined in the Acquisition Agreement) and (iii) debt securities issued in lieu of the Senior Secured Term Loan Facility pursuant to the flex provisions set forth in the Fee Letter) if such debt securities, bridge loans or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arranger, materially impair the primary syndication of the Facilities (it is understood and agreed that any deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter.

The Lead Arranger, in its capacity as such, will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders from the amounts to be paid to the Commitment

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Parties pursuant to this Commitment Letter and the Fee Letter. To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to cause the Sponsors and the Company to provide) to the Lead Arranger all customary information with respect to you and the Company and each of your and its respective subsidiaries and the Transactions, including all financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its respective subsidiaries or affiliates. Notwithstanding anything herein to the contrary, the only historical financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit D.

You hereby represent and warrant that, and, with respect to the Company, that, to your knowledge, (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be, or, with respect to the Company, to the best of your knowledge would be, incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations and warranties will be, and, with respect to the Company, to the best of your knowledge will be, correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Lead Arranger will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you, the Company, or your or its respective subsidiaries, were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side

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Information”)) and who may be engaged in investment and other market-related activities with respect to you, the Company, any of your or its respective subsidiaries or the respective securities of any of the foregoing (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

If reasonably requested by the Lead Arranger, you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used in connection with the syndication of the Facilities that includes only Public Side Information with respect to you, the Company, your or its respective subsidiaries or the respective securities of any of the foregoing to be used by Public Siders. The Public Side Information will be substantially consistent with the information that would be included in any filings that would be required to be made by you, the Company, or any of your or its respective subsidiaries with the Securities and Exchange Commission if you, the Company or any of your or its respective subsidiaries were public reporting companies. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, that contain the representations set forth in the second preceding paragraph (which representations as to the Company, in the case of authorization letters to be delivered by the Company, shall not be qualified by knowledge) (and represent that the additional version of the Confidential Information Memorandum contains only Public Side Information with respect to you, the Company, your or its respective subsidiaries and the respective securities of any of the foregoing (other than as set forth in the following paragraph)) and that exculpate you, the Investors, the Company and your and their respective subsidiaries and us with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arranger on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheets, (b) interim and final drafts of the Facilities Documentation, (c) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arranger will not distribute such materials to Public Siders without your consent.

As consideration for the commitments of the Initial Lender hereunder and for the agreement of the Lead Arranger and the Bookrunner to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The commitments of the Initial Lender hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arranger and the Bookrunner to perform the services described herein are subject solely to (a) the applicable conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and in the section entitled “Conditions to Borrowing” in Exhibit C hereto and (b) the applicable conditions set forth in Exhibit D hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including

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compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those that are expressly stated in the section entitled “Conditions to Initial Borrowing” in Exhibit B, in the section entitled “Conditions to Borrowing” in Exhibit C hereto and in Exhibit D to be conditions to the initial funding under the Facilities on the Closing Date.2

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (but subject to the satisfaction of the applicable conditions set forth in the Existing Credit Agreement in the event that the Incremental Election is exercised as described in footnote 2 above), (i) the only representations and warranties the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, in the section entitled “Conditions to Borrowing” in Exhibit C hereto and in Exhibit D hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities of Visant, the Company and any of their material wholly-owned U.S. domestic subsidiaries (to the extent required by the Term Sheets (provided that such certificated equity securities, other than certificated equity securities of Visant, its material wholly-owned U.S. domestic subsidiaries and the Company, will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so)) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the Bank Administrative Agent) by the Bank Administrative Agent and Visant acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties made by the Credit Parties (as defined in Exhibit B) to be set forth in the Facilities Documentation relating to the corporate or other organizational existence of the Credit Parties, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Facilities Documentation; the incurrence of the loans and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Senior Secured Term Loan Facility, not conflicting with the Credit Parties’ constitutional documents or material debt documents; solvency as of the Closing Date (after giving effect to the Transactions) of Visant and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered

[2]	In the event that the Incremental Option is exercised, all conditions set forth in this Commitment Letter (including Exhibit D hereto) and all conditions set forth or referred to in Section 2.15 of the Existing Credit Agreement shall be required to be satisfied (or amended or waived in accordance with the terms hereof or of the Existing Credit Agreement, as applicable).

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pursuant to paragraph 11 of Exhibit D); creation, validity and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to Collateral); Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, members and the successors of each of the foregoing, but excluding any Investor in its capacity as such and such related parties to such Investor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of a Proceeding initiated by you or one of your permitted assignees against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees or agents of any of the foregoing under this Commitment Letter, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Lead Arranger or the Administrative Agent in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other

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charges of counsel to the Lead Arranger identified in the Term Sheets and of a single firm of local counsel to the Lead Arranger in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company, the Investors, any subsidiaries of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

[Commitment Letter]

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As you know, each Commitment Party and its respective affiliates is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, any of your or its respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, any of your or its respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective shareholders or your and its respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be

[Commitment Letter]

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entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as referenced in Exhibit D hereto) (and whether or not such Material Adverse Effect has occurred), (b) the determination of the accuracy of any Company Representations and whether as a result of any inaccuracy thereof you (or your affiliates) has the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

[Commitment Letter]

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Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors, and to your and any of the Investors’ subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any offering memoranda or private placement memoranda relating to the Mirror Notes, in any syndication or other marketing materials in connection with the Facilities (including any Confidential Information Memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for Visant and the Facilities, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Mirror Notes (or the issuance of any “demand securities” issued in lieu of the Mirror Notes) or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees and other economic terms set forth therein have been redacted in a manner to be reasonably agreed upon, you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer or proxy relating to the Transactions and (vii) you may disclose the Fee Letter and the contents thereof to any prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for

[Commitment Letter]

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the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Investors, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense or (i) to rating agencies in connection with obtaining ratings for Visant, the Facilities and the Mirror Notes to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

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The syndication, reimbursement, compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitment hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation upon the initial funding thereunder, and you shall be automatically released from all liability hereunder in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lender’s commitments with respect to the Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies Visant and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify Visant and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Bank Administrative Agent on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 20, 2013. The Initial Lender’s commitments hereunder and the obligations and agreements of the Commitment Parties contained herein will expire at such time in the event that the Bank Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. If you do execute and deliver to us this Commitment Letter and the Fee Letter, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transaction, the termination of the Acquisition Agreement by you (or your affiliates) or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to the closing of the Acquisition, (ii) the consummation of the Transaction with or without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on May 19, 2014 (such date, the “Commitment Termination Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension.

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[Commitment Letter]

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Adam Forchheimer
	Name:	Adam Forchheimer
	Title:	Managing Director

[Commitment Letter]

Accepted and agreed to as of the date first above written:

VISANT SECONDARY HOLDINGS CORP.

By:	/s/ Marc L. Reisch
	Name:	Marc L. Reisch
	Title:	President and CEO

VISANT CORPORATION

By:	/s/ Marc L. Reisch
	Name:	Marc L. Reisch
	Title:	President and CEO

[Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Celebration

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

Jostens, Inc. (“Jostens”), a wholly-owned direct subsidiary of Visant Corporation (“Visant”), intends to acquire, directly or indirectly, all of the outstanding equity interests of the entity previously identified by us to you as “Celebration”, a Delaware corporation (the “Company”).

In connection with the foregoing, it is intended that:

a)	Visant will apply the net proceeds from the Facilities and Mirror Notes to consummate the Acquisition (the “Acquisition Consideration”), to redeem, refinance or repay certain existing indebtedness of the Company and its subsidiaries, including the Repaid Indebtedness (as defined below) (the “Refinancing”), and to pay fees, premiums and expenses incurred in connection with the Transactions, including, for the avoidance of doubt, any Bonus Payment Amount and 2014 Management Bonus Amount (each as defined in the Acquisition Agreement) (such fees, premiums and expenses, the “Transaction Costs”, and together with the Acquisition Consideration and the Refinancing, the “Acquisition Funds”).

b)	Pursuant to the Stock Purchase Agreement dated as of the date hereof (together with all exhibits and schedules thereto, collectively, as amended, the “Acquisition Agreement”) entered into with the Company, Jostens will purchase all of the outstanding equity interests in the Company (the “Acquisition”) in accordance with the terms thereof. The equity holders of the Company shall have the right to receive the Acquisition Consideration in accordance with the terms of the Acquisition Agreement.

c)	The Borrower will obtain up to $260.0 million under the Senior Secured Term Loan Facility, issue approximately $68.8 million of Buyer PIK Notes (or such other amount as required pursuant to the Acquisition Agreement dated as of the date hereof) and issue the full amount of the Mirror Notes, in each case on or prior to the Closing Date of the Acquisition; provided that if and to the extent that the Mirror Notes issued on or prior to the Closing Date yield (for the avoidance of doubt, after taking into account the issue price thereof (without further reduction to take into account fees and initial purchasers’ discounts)) less than $100.0 million in gross proceeds, the Commitment Parties shall provide Bridge Loans to the Borrower in an amount sufficient to, when taken together with the aggregate amount of gross proceeds from the issued Mirror Notes, yield (for the avoidance of doubt, after taking into account the issue price thereof (without further reduction to take into account fees and initial purchasers’ discounts)) combined gross proceeds of $100.0 million.

d)	It is understood that all amounts outstanding (other than contingent obligations) under (i) that certain Credit Agreement, dated as of November 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Target Existing Credit Facility”), by and among the Company, certain of the Company’s subsidiaries, the lenders from time to time party thereto, and General Electric Capital Corporation, as administrative agent and (ii) the 10.875% Senior Secured Notes due 2016 of a subsidiary of the Company, will be repaid and/or satisfied and discharged and all commitments in respect thereof will be terminated and all liens on collateral in respect thereof will be released (clauses (i) and (ii), collectively, the “Repaid Indebtedness”).

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions.”

[Transaction Description]

CONFIDENTIAL	EXHIBIT B

Project Celebration

$260.0 million Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	Visant Corporation (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	Credit Suisse AG (“CS”) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Bank Administrative Agent”) in respect of the Senior Secured Term Loan Facility (as hereinafter defined) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial Bank Lenders, the “Bank Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Lead Arranger:	CS Securities will act as sole lead arranger and bookrunner (in such capacity, the “Bank Lead Arranger”) and will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Senior Secured Term Loan Facility:	A senior secured term loan facility in an aggregate principal amount of up to $260.0 million (the “Term Loan Facility” or the “Senior Secured Term Loan Facility”; the loans thereunder, the “Term Loans”; the Bank Lenders thereunder, the “Term Loan Lenders”).

Incremental Election:	In the event that the Incremental Election is exercised, the Senior Secured Term Loan Facility shall have the maturity and pricing set forth in this Term Sheet, but shall otherwise have and be subject to the terms and conditions set forth in the Existing Credit Agreement.

Incremental Facilities:	The Senior Secured Term Loan Facility will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Term Loan Facility (each, an “Incremental Term Facility”; the Incremental Term Facilities are collectively referred to as “Incremental Facilities”) in an aggregate principal amount of up to $100 million if, after giving effect to the incurrence of such additional amount, the Consolidated Net Senior Secured Leverage Ratio (defined in a manner consistent with the Documentation Principles (as defined below)) is equal to or less than 3.75:1.00; provided that (i) no existing Bank Lender will be required to participate in any such Incremental Facilities, (ii) no event of default exists, or would exist after, giving effect thereto (except in connection with permitted acquisitions, where no payment or bankruptcy event of default will be the standard), (iii) the final maturity date and the weighted average maturity of any such Incremental Term Facility shall not be earlier

[Senior Secured Term Loan Facility Term Sheet]

than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Term Loan Facility, (iv) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; (v) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower, provided that, to the extent such terms and documentation are not consistent with the Senior Secured Term Loan Facility (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Bank Administrative Agent (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Bank Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing facility) and (vi) the Term Loan Facility shall be subject to a “most favored nation” pricing provision that ensures that the initial “yield” on any Incremental Term Facility does not exceed the “yield” at such time on the Term Loan Facility by more than 50 basis points (with “yield” being determined by the Bank Administrative Agent taking into account the applicable margin, upfront fees, any original issue discount and any LIBOR or ABR floors).

The Senior Secured Term Loan Facility will permit the Borrower to utilize availability under the Incremental Facilities amount to issue first lien notes or junior lien secured indebtedness (in each case, subject to customary intercreditor terms to be mutually agreed and set forth in an exhibit to the definitive documentation for the Senior Secured Term Loan Facility (the “Intercreditor Terms”)) or unsecured indebtedness (with any such unsecured indebtedness being deemed to be secured for purposes of calculating the Consolidated Net Senior Secured Leverage Ratio referred to above), with the amount of such secured or unsecured indebtedness reducing the aggregate principal amount available for the Incremental Facilities on terms substantially consistent with the Documentation Principles.

Purpose/Use of Proceeds:	The proceeds of borrowings under the Term Loan Facility will be used by the Borrower, on the date of the initial borrowing under the Senior Secured Term Loan Facility (the “Closing Date”), together with the proceeds of the issuance of the Buyer PIK Notes, the Mirror Notes and/or borrowings of the Bridge Loans and cash on hand of the Borrower, solely to provide Acquisition Funds.

Availability:	The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Final Maturity:	The Term Loan Facility will mature on the date that is 91 days after the maturity date of any term loans made under the Existing Credit Agreement (as defined below)) (the “Maturity Date”); provided that the Senior Secured Term Loan Facility Documentation shall provide the right of individual Term Loan Lenders to agree to

[Senior Secured Term Loan Facility Term Sheet]

extend the maturity of their Term Loans upon the request of the Borrower and without the consent of any other Bank Lender in a manner consistent with the Documentation Principles.

Guarantees:	All obligations of the Borrower (the “Obligations”) under (i) the Senior Secured Term Loan Facility will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by Visant Secondary Holdings Corp. (“Holdings”) and each subsidiary of the Borrower that provides a guarantee of the obligations under the Existing Credit Agreement (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”; the Guarantors together with the Borrower, the “Credit Parties”). Any guarantees to be issued in respect of the Mirror Notes or the Bridge Loans (x) will be equal in right of payment with the obligations under the Guarantees and (y) will automatically be released upon the release of the corresponding guarantees under the Existing Credit Agreement and the Senior Secured Term Loan Facility.

Subject to the investments covenant in the Senior Secured Term Loan Facility Documentation and no continuing event of default, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Senior Secured Term Loan Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Senior Secured Term Loan Facility Documentation except to the extent of distributions received therefrom. Notwithstanding the foregoing, no subsidiary may be designated as an unrestricted subsidiary under the Senior Secured Term Loan Facility if it is a restricted subsidiary under the Existing Credit Agreement.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, the Funding Conditions Provision, the Obligations and the Guarantees will be secured by substantially all of the present and after acquired assets of each of the Credit Parties that secure the obligations pursuant to the Existing Credit Agreement (collectively, the “Collateral”), which security interests shall be created on terms consistent with the Documentation Principles; provided that such security shall be subject to a First Lien Intercreditor Agreement (as defined in the Existing Credit Agreement).

Mandatory Prepayments:	None; provided that the Senior Secured Term Loan Facility Documentation will provide that the Term Loan Facility will be subject to customary mandatory prepayment provisions consistent with the Documentation Principles that shall apply solely from and after the maturity, refinancing or repayment and termination in full of the facilities under the Existing Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the Senior Secured Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to the payment of any “Prepayment Premium” (as set forth under the heading “Prepayment Premium” in Annex I attached hereto) and subject to reimbursement of the Bank Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility

[Senior Secured Term Loan Facility Term Sheet]

and any Incremental Term Facility will be applied to the remaining principal under the Term Loan Facility or such Incremental Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans in such order as the Borrower may designate, and shall be applied to either the Term Loan Facility or any Incremental Term Facility as determined by the Borrower.

Documentation:	The definitive documentation for the Term Loan Facility (collectively, the “Senior Secured Term Loan Facility Documentation”) will contain the terms set forth in this Exhibit B and will otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and be substantially consistent with the Borrower’s existing Credit Agreement, dated as of September 22, 2010 (as in effect on the date hereof, the “Existing Credit Agreement”), among Visant, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp. as Guarantor, the lending institutions from time to time parties thereto, Credit Suisse AG, as administrative agent, Credit Suisse AG, Toronto Branch as Canadian Administrative Agent, and the other agents, arrangers and bookrunners from time to time parties (with reasonable modifications to the mechanical and agency provisions to reflect the administrative guidelines and practices of the Administrative Agent) (such precedent, the “Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Senior Secured Term Loan Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions Precedent to Initial Borrowing” section below and in Exhibit D to the Commitment Letter.

Conditions Precedent to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Senior Secured Term Loan Facility will be subject solely to (x) the applicable conditions set forth in Exhibit D to the Commitment Letter, (y) subject to the Funding Conditions Provisions, the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) the delivery of a customary borrowing notice.[3]

The representations and warranties will be required to be made in connection with the extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Secured Term Loan Facility.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, each extension of credit will be conditioned upon: delivery of a borrowing notice, accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and absence of defaults or events of default.

[3]

In the event that the Incremental Option is exercised, all conditions set forth in this Commitment Letter (including in Exhibit D hereto) and all conditions set forth or referred to in Section 2.15 of the Existing Credit Agreement shall be required to be satisfied (or amended or waived in accordance with the terms hereof or of the Existing Credit Agreement, as applicable).

[Senior Secured Term Loan Facility Term Sheet]

Representations and Warranties:	Limited to the following: corporate status; corporate power and authority, authorization and no violation; litigation; margin regulations; governmental approvals; Investment Company Act; true and complete disclosure; financial statements and financial condition; tax returns and payments; compliance with ERISA; subsidiaries; intellectual property; environmental laws; properties; solvency; OFAC and FCPA; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Documentation Principles.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): Information, including (i) delivery of annual and quarterly financial statements and other information, and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit, (ii) delivery of notices of defaults and certain material events and (iii) other information substantially consistent with the Documentation Principles; books, records and inspections; maintenance of insurance; payment of taxes; consolidated corporate franchises; compliance with laws (including environmental laws); ERISA and Canadian pension matters; good repair; transactions with affiliates; end of fiscal years and fiscal quarters; additional guarantors and grantors; pledges of additional stock and evidence of indebtedness; use of proceeds; changes in business; further assurances; and maintenance of rating of facility; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

Negative Covenants:	Limited to (to be applicable to Holdings, the Borrower and its restricted subsidiaries) limitations on: debt; liens; fundamental changes; asset sales; investments; dividends; debt payments and amendments and unpaid refinancing amounts; and sale leasebacks; subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, baskets consistent with the Documentation Principles.

Financial Covenants:	Consistent with the financial covenants and levels set forth in Section 10.9, 10.10 and 10.11 of the Existing Credit Agreement on the date hereof.

The Senior Secured Term Facility Documentation shall contain “equity cure” provisions consistent with the Documentation Principles.

“EBITDA” shall be defined in a manner consistent with the Documentation Principles.

Events of Default:	Consistent with the Documentation Principles and limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; incorrectness of representations and warranties in any material respect; violation of covenants; cross default and cross acceleration to material indebtedness; bankruptcy and insolvency of Holdings, the Borrower or any of its Specified Subsidiaries (defined in a manner consistent with the Documentation Principles); ERISA or Canadian pension events; actual or asserted invalidity of material guarantees or security documents; material monetary judgments; and change of control, subject to threshold, notice and grace period provisions and cures consistent with the Documentation Principles.

[Senior Secured Term Loan Facility Term Sheet]

Voting:	Amendments and waivers of the Senior Secured Term Loan Facility Documentation will require the approval of Bank Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Term Loan Facility held by the Bank Lenders (the “Required Lenders”), except that (i) the consent of each Bank Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Bank Lender, (B) reductions of principal, interest or fees owing to such Bank Lender (other than in respect of any waiver of post-default increase in interest rates), (C) extensions or postponement of final maturity or the scheduled date of payment of any principal, interest or fees (other than in respect of any waiver of post-default increase in interest rates), and (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the Bank Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for Bank Lenders and (iii) customary protections for the Bank Administrative Agent will be provided.

The Senior Secured Term Loan Facility shall contain provisions permitting the Borrower to replace non-consenting Bank Lenders in connection with amendments and waivers requiring the consent of all Bank Lenders or of all Bank Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Cost and Yield Protection:	Consistent with the Documentation Principles, and to provide (i) with respect to any “Change in Law” (to be defined in a manner consistent with the Documentation Principles), that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities pursuant to Basel III, shall in each case described in clauses (x) and (y) above be deemed to be a Change in Law and have gone into effect after the date hereof, regardless of the date enacted, adopted, issued or implemented and (ii) if, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Bank Lender or compliance by any Bank Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Bank Lender’s or its parent’s or its affiliate’s capital or assets as a consequence of such Bank Lender’s commitments or obligations in respect of the Senior Secured Term Loan Facility to a level below that which such Bank Lender or its parent or its affiliate could have achieved but for such Change in Law (taking into consideration such Bank Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Bank Lender (with a copy to the Bank Administrative Agent), the Borrower shall pay to such Bank Lender such actual additional amount or amounts as will compensate such Bank Lender or its parent for such actual reduction, it being understood and agreed, however, that a Bank Lender shall not be entitled to such compensation as a result of such Bank Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Bank Lender is not imposing such charges on or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Senior Secured Term Loan Facility.

[Senior Secured Term Loan Facility Term Sheet]

Assignments and Participations:	The Bank Lenders will be permitted to assign Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default (with respect to Holdings, the Borrower or any Specified Subsidiary (to be defined consistent with the Documentation Principles)) or (ii) for assignments of Term Loans to any existing Bank Lender or an affiliate of an existing Bank Lender or an approved fund. All assignments will require the consent of the Bank Administrative Agent unless such assignment is an assignment of Term Loans to another Bank Lender, an affiliate of a Bank Lender or an approved fund, not to be unreasonably withheld or delayed. Assignments to natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term Loan Facility or, if less, all of such Bank Lender’s remaining loans and commitments of the applicable class. The Bank Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Bank Administrative Agent).

The Bank Lenders will be permitted to sell participations in the Senior Secured Term Loan Facility without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of final maturity or the scheduled date of payment of any principal, interest or fees and (c) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Senior Secured Term Loan Facility Documentation shall provide that (a) Term Loans may be purchased and assigned on a non-pro rata basis, subject to a cap on assignments to Non-Debt Fund Affiliates (as defined in the Existing Credit Agreement) consistent with that of the Existing Credit Agreement, through (i) open market purchases and (ii) Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed and (b) the Sponsors, the Borrower and any other affiliates of the Borrower shall be eligible assignees with respect to Term Loans; provided that (i) any such Term Loans acquired by the Borrower or any of its respective subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto, including as contemplated by the following clause (ii)) and (ii) any such Term Loans acquired by the Sponsors, Holdings or any of their affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time.

Assignments of Term Loans to the Sponsors and their respective affiliates (other than any such affiliate that is a bona fide debt fund or entity that extends credit or buys loans in the ordinary course of business (“Affiliated Debt Fund”)) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Bank Lenders and will not be permitted to attend/participate in Bank Lender meetings or receive any advice of counsel to the Bank Administrative Agent;

(ii) the Affiliated Lenders shall have no right to vote any of their interest under

[Senior Secured Term Loan Facility Term Sheet]

the Senior Secured Term Loan Facility (such interest will be deemed voted in the same proportion as non-affiliated Bank Lenders voting on such matter) except that each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Bank Lenders or the vote of all Bank Lenders directly and adversely affected thereby and no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Bank Lender) in a manner that is disproportionate to the effect on any Bank Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which Bank Lenders are entitled; and

(iii) the amount of Term Loans purchased by Affiliated Lenders shall not exceed 30% of the aggregate outstanding amount of Term Loans at any time.

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Debt Funds, KKR Corporate Lending LLC or MCS Corporate Lending LLC.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bank Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Senior Secured Term Loan Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Senior Secured Term Loan Facility Documentation (including the reasonable fees and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify and hold harmless the Bank Lead Arranger, the Bank Administrative Agent, the Commitment Parties and the Bank Lenders (without duplication) and their respective affiliates, and the officers, directors, employees, agents, controlling persons, members and the successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature (regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other person) and reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or

[Senior Secured Term Loan Facility Term Sheet]

their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or any of the officers, directors, employees or agents of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding brought by a Credit Party or one of its permitted assignees against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees or agents of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any claim, litigation, investigation or other proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Bank Lead Arranger or Bank Administrative Agent in their capacity as such).

Governing Law and Forum:	New York.

Counsel to the Agents:	Cravath, Swaine & Moore LLP.

[Senior Secured Term Loan Facility Term Sheet]

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Senior Secured Term Loan Facility will be, at the option of the Borrower, initially, LIBOR plus 5.75% or ABR plus 4.75%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Bank Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

ABR is the highest of (i) the rate of interest publicly announced by the Bank Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) LIBOR applicable for an interest period of one month plus 1.00%; provided that ABR shall be deemed to be no less than 2.00% per annum.

LIBOR is the London interbank offered rate for dollars, for the relevant interest period; provided that LIBOR shall be deemed to be no less than 1.00% per annum.

Prepayment Premium:	In the event of any voluntary prepayment or refinancing (other than a refinancing of the Senior Secured Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition (as defined below)) of the Senior Secured Term Loan Facility in whole or in part with other broadly syndicated term loans under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Senior Secured Term Loan Facility, or any amendment (other than an amendment of the Senior Secured Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition) that reduces the Effective Yield of the Senior Secured Term Loan Facility (or any mandatory assignment of Term Loans in connection with any such amendment), in either case that occurs prior to the six month anniversary of the Closing Date and the primary purpose of which is to lower the Effective Yield on the Senior Secured Term Loan Facility, each such prepayment, refinancing, amendment or assignment shall be subject to a prepayment premium of 1.0% of the principal amount of the Senior Secured Term Loans so prepaid, refinanced, amended or assigned. For the purposes of the foregoing, (i) “Transformative Acquisition” shall mean any acquisition by the Borrower or any restricted subsidiary that is either (a) not permitted by the terms of the Senior Secured Term Loan Facility Documentation immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Senior Secured Term Loan Facility Documentation immediately prior to the consummation of such acquisition, would not provide the Borrower and its subsidiaries with adequate flexibility under the Senior Secured Term Loan Facility Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith and (ii) “Effective Yield” shall mean, as of any date of determination, the sum of (x) the higher of (A) the LIBOR rate on such date for a deposit in dollars with a maturity of one month and (B) the LIBOR floor, if any, with respect thereto as of such date, (y) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the LIBOR rate) and (z) the amount of OID and upfront fees thereon (converted to yield assuming a four-year average life or, if shorter, actual average life, and without any present value discount).

[Senior Secured Term Loan Facility Term Sheet]

CONFIDENTIAL	EXHIBIT C

Project Celebration

$100.0 million Senior Unsecured Fixed Rate Bridge Loans

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	The Borrower under the Senior Secured Term Loan Facility (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:	Credit Suisse AG (“CS”) will act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Bridge Lead Arranger and (without limiting anything under “Assignment and Participation” below) the Borrower excluding any Disqualified Lender (together with the Initial Bridge Lender, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Bridge Sole Bookrunner and Lead Arranger:	CS Securities will act as the sole lead arranger and bookrunner (in such capacity, the “Bridge Lead Arranger”) and will perform the duties customarily associated with such roles.

Syndication Agent, Documentation Agent or Co-Documentation Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Senior Unsecured Bridge Loans:	The Bridge Lenders will make senior unsecured fixed rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount sufficient to, when taking into account the All-In-Issue Price (as defined below) of the Bridge Loans, yield (for the avoidance of doubt, after taking into account the issue price thereof (without further reduction to take into account fees and initial purchasers’ discounts)), an aggregate amount of gross proceeds of $100.0 million minus the aggregate amount (for the avoidance of doubt, after taking into account the issue price thereof (without further reduction to take into account fees and initial purchasers’ discounts)) of gross proceeds from any Mirror Notes and Securities (as defined in the Fee Letter) issued on or prior to the Closing Date. For the avoidance of doubt, the use of “gross proceeds” herein is specifically intended to be distinguished and different from the “principal amount” of any such instrument.

Availability:	The Bridge Lenders will make the Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Senior Secured Term Loan Facility. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Senior Secured Term Loan Facility, the proceeds from the issuance of the Buyer PIK Notes, the proceeds from the issuance of any Mirror Notes, and cash on hand at the Borrower, solely to provide Acquisition Funds.

[Bridge Term Sheet]

Ranking:	The Bridge Loans will rank equal in right of payment with the Borrower’s 10% Senior Notes due 2017 (the “Existing Senior Notes”) and other senior indebtedness of the Borrower and will not be secured.

Guarantees:	All obligations of the Borrower under the Bridge Facility will be jointly and severally guaranteed by each guarantor that provides (or is required to provide) a guarantee of the obligations under the Existing Senior Notes, on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will rank equal in right of payment with the guarantees of the Existing Senior Notes.

Security:	None.

Maturity:	The Bridge Loans will mature on October 1, 2017 (the “Bridge Loan Maturity Date”). At any time or from time to time on or after the one-year anniversary of the Closing Date (such date, the “Conversion Date”), at the option of the applicable Bridge Lender, the Bridge Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount. Such Exchange Notes shall be issued as additional Existing Senior Notes pursuant to that certain Indenture, dated as of September 22, 2010, among the Borrower, the guarantors party thereto and U.S. Bank National Association (the “Senior Notes Indenture”) and shall have terms applicable to the Existing Senior Notes thereunder as described in Annex I to this Exhibit C. For purposes of the Commitment Letter and Fee Letter, references to the “Senior Notes Indenture” and the “Existing Senior Notes” shall mean each of those instruments as in effect on the date hereof, without giving effect to any further amendments, waivers, modifications or other changes thereto.

The Bridge Loans and the Exchange Notes shall rank equal in right of payment for all purposes.

Original Issue Discount/Upfront Fees:

Subject to the terms and conditions hereof, the Bridge Loans will be funded by the Bridge Lenders on the Closing Date at an issue price, for each $100.00 of principal amount of Bridge Loans, that is equal to the Reference Price less $5.50 (the issue price so determined, the “All-In-Issue Price”); provided that, notwithstanding the foregoing and without taking into account fees payable under the Fee Letter, the All-In-Issue Price shall be no less than the issue price that would provide the Bridge Lenders with a yield-to-maturity of 16.00% as of the Closing Date, as calculated by the Bridge Lead Arranger in accordance with customary market convention.

As used herein:

“Reference Price” shall mean the quotient obtained by dividing (i) the sum of the Average Daily Price for each Qualifying Trading Day during the 30-calendar day period ending on the date immediately prior to the Closing Date by (ii) the total number of Qualifying Trading Days in such 30-calendar day period (with such quotient expressed as a dollar amount carried out to the fifth decimal place rounded upward or downward, and with $0.000005 being rounded upward); provided that if there shall be no Qualifying Trading Day during such 30-calendar day period then the Reference Price shall instead be a price to be mutually agreed by the Borrower and the Bridge Lead Arranger, each acting reasonably.

[Bridge Term Sheet]

“Qualifying Trade” shall mean any trade of the Existing Senior Notes reported on TRACE with a trade size of at least $500,000 principal amount of Existing Senior Notes.

“Qualifying Trading Day” shall mean any day on which at least one Qualifying Trade is made.

“Average Daily Price” shall mean, for any Qualifying Trading Day, the quotient obtained by dividing (i) the sum of the individual trading prices reported on TRACE for each Qualifying Trade made on such day expressed as a number (and not a percentage) as reported by TRACE (e.g., the trading price of the sole trade reported by TRACE on 10/08/13 is “92.750”) by (ii) the number of Qualifying Trades made on such day (with such quotient being rounded upward or downward to the fifth decimal place and with .000005 being rounded upward).

Interest Rate and Interest Payments:	The Bridge Loans will bear interest payable semi-annually, in arrears, at a rate equal to 10% per annum. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loan or Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to make an offer to prepay the Bridge Loans on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Borrower and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Term Loan Facility or to holders of certain other indebtedness, subject to the Bridge/Bond Documentation Principles (it being agreed that, as between the holders of Bridge Loans and the holders of Existing Senior Notes, any such prepayment shall be offered to each class of holders on a pro rata basis). The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at 101% of the outstanding principal amount thereof, subject to the Bridge/Bond Documentation Principles.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at a prepayment price that shall be equal to the redemption price that would otherwise then be applicable to outstanding Existing Senior Notes under the Senior Notes Indenture at the time of such prepayment, plus accrued and unpaid interest, upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall contain the terms set forth in this Exhibit C and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and substantially consistent with the

[Bridge Term Sheet]

terms of the Existing Senior Notes (reflecting, in the case of the Bridge Facility, credit agreement format) as modified to reflect such changes to be mutually agreed between Visant and the Lead Arranger, each in its sole discretion (such precedent, provisions and requirements, the “Bridge/Bond Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions to Borrowing” section below and in Exhibit D to the Commitment Letter.

Conditions to Borrowing:

The availability of the borrowing under the Bridge Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Exhibit D to the Commitment Letter, (b) subject to the Funding Conditions Provisions, the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (c) the delivery of a customary borrowing notice.

The representations and warranties will be required to be made in connection with the borrowing of Bridge Loans on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Bridge Facility.

Representations and Warranties:	The Bridge Loan Documentation will contain representations and warranties as are substantially similar to those for the Senior Secured Term Loan Facility, but in any event will not be less favorable to the Borrower than those in the Senior Secured Term Loan Facility, including as to exceptions and qualifications.

Covenants:	The Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as contained in the Senior Notes Indenture. In addition, the Borrower and the restricted subsidiaries shall not, directly or indirectly, redeem, prepay, offer to purchase or otherwise redeem or discharge any of the Existing Senior Notes without similarly redeeming, prepaying offering to purchase or otherwise redeeming or discharging the Bridge Loans on a pro rata basis.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross payment default at final maturity and cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA or Canadian pension events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge/Bond Documentation Principles.

Cost and Yield Protection:	Usual for facilities and transactions of this type (including customary Dodd-Frank and Basel III provisions, to apply to the extent the applicable Bridge Lender is

[Bridge Term Sheet]

imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities) consistent with the Bridge/Bond Documentation Principles; it being agreed that the Bridge Loan Documentation will provide customary provisions protecting the Borrower from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Bridge Administrative Agent.

Assignment and Participation:	The Bridge Lenders will have the absolute and unconditional right to assign Bridge Loans after the Closing Date without the consent of the Borrower.

The Bridge Lenders will have the right to participate their Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Facility Documentation shall provide that Bridge Loans may be purchased by the Sponsors and their affiliates (including the Borrower) and assigned on a non-pro rata basis (such purchased Bridge Loans, the “Sponsor Bridge Loans”).

Voting:	Amendments and waivers of the Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans (disregarding the Sponsor Bridge Loans which may not be voted to the extent held by the Borrower or any of its affiliates), except that (a) the consent of 100% of the Bridge Lenders will be required with respect to certain amendments and waivers consistent with the Bridge/Bond Documentation Principles, including: (i) reductions of principal or interest rates, (ii) change the Bridge Loan Maturity Date or the scheduled date of payment of any principal, interest or fees, (iii) additional restrictions on the right to exchange for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) make any change in the ranking of the Bridge Loans or the Bridge Guarantees that would adversely affect the Lenders and (b) without notice to or the consent of any Bridge Lender, the Borrower and the Bridge Administrative Agent may amend or supplement the Bridge Loan Documentation to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the rights of any Bridge Lenders.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Bridge Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Bridge Facility Documentation (including the reasonable fees and expenses of counsel identified herein and of a single firm of local counsel in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify and hold harmless the Bridge Lead Arranger, the Bridge Administrative Agent, the Commitment Parties and the Bridge Lenders (without duplication) and their respective affiliates, and the officers, directors,

[Bridge Term Sheet]

employees, agents, controlling persons, members and the successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or any of the officers, directors, employees, or agents of any of the foregoing under the Bridge Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding brought by a Credit Party or one of its permitted assignees against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees or agents of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any claim, litigation, investigation or other proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Bridge Lead Arranger or Bridge Administrative Agent in their capacity as such).

Governing Law:	New York.

Counsel to the Bridge Administrative Agent and Bridge Lead Arranger:	Cravath, Swaine & Moore LLP.

[Bridge Term Sheet]

CONFIDENTIAL	ANNEX I to
EXHIBIT C

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under the Senior Notes Indenture. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Exchange Notes will be available only in exchange for the Bridge Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Bridge Loan for which it is exchanged.

Maturity:	The Exchange Notes will mature on October 1, 2017.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to 10% per annum.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans.

Guarantees:	Same as the Bridge Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:	Same as the Existing Senior Notes.
Offer to Purchase upon Change of Control:	Same as the Existing Senior Notes.
Optional Redemption:	The Exchange Notes will be redeemable on the same terms and at the same rate as the Existing Senior Notes.

Defeasance and Discharge Provisions:	Consistent with the Bridge/Bond Documentation Principles.
Modification:	Consistent with the Bridge/Bond Documentation Principles.

Registration Rights:	No registration rights; provided that the Bridge Lead Arranger may, at its option, require the Exchange Notes to be issued with registration rights substantially similar to the registration rights for the Existing Senior Notes solely in the event that the Lead Arranger and the Borrower mutually agree that, after a SEC registered exchange offer, the Exchange Notes would become fungible with the Existing Senior Notes for tax purposes.

[Exchange Notes]

CONFIDENTIAL	ANNEX I to EXHIBIT C

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes to any third parties.
Covenants:	Consistent with the Bridge/Bond Documentation Principles.

Events of Default:	Consistent with the Bridge/Bond Documentation Principles.
Governing Law:	New York.

[Exchange Notes]

CONFIDENTIAL	EXHIBIT D

Project Celebration

Summary of Additional Conditions

Except as otherwise set forth below, the availability and initial funding on the Closing Date of each of the Facilities shall be subject to the satisfaction or waiver of the following conditions:

1. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Senior Secured Term Loan Facility shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement dated as of the date hereof, without giving effect to any modifications, amendments or express waivers or consents thereto that are materially adverse to the Lenders without the consent of the Lead Arranger (not to be unreasonably withheld or delayed) (it being understood and agreed that (a) any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders, and (b) any increase or reduction in the purchase price shall not be deemed to be materially adverse to the Lenders; provided that (i) any increase is not funded, directly or indirectly, with the proceeds of any indebtedness and (ii) any reduction shall be allocated first, to reduce the Buyer PIK Notes, second, to reduce the commitments in respect of the Bridge Facility and lastly, to reduce the commitments in respect of the Senior Secured Term Loan Facility.

2. Since August 31, 2012, there has not occurred any Material Adverse Effect (as defined in the Acquisition Agreement).

3. Substantially simultaneously with the initial borrowing under the Senior Secured Term Loan Facility, the Refinancing shall be consummated. If any indebtedness (other than indebtedness under the Facilities or indebtedness under the Existing Credit Agreement) is issued or incurred to consummate such Refinancing or otherwise provide Acquisition Funds, such indebtedness shall be on terms reasonably satisfactory to the Lead Arranger (it being understood that (i) Mirror Notes (or “demand securities” issued in lieu of the Mirror Notes) having such terms substantially consistent with the Existing Senior Notes and (ii) the Buyer PIK Notes last made available to the Lead Arranger prior to its execution of this Commitment Letter are satisfactory).

4. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under any Facility, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

5. The Lead Arranger shall have received (a) the audited consolidated balance sheets of Visant and its consolidated subsidiaries and of American Achievement Corporation and its consolidated subsidiaries, in the case of Visant, as of December 31, 2010, December 31, 2011 and December 31, 2012, and in the case of American Achievement Corporation, as of August 28, 2010, August 27, 2011 and August 31, 2012 and the related audited consolidated statements of income, cash flows and stockholders’ equity of Visant and its consolidated subsidiaries and of American Achievement Corporation and its consolidated subsidiaries, in the case of Visant for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, and in the case of American Achievement Corporation, for the years ended August 28, 2010, August 27, 2011 and August 31, 2012 and for each subsequent fiscal year ended at least 90 days before the Closing Date, and (b) the unaudited interim consolidated balance sheets of Visant and its subsidiaries and of American Achievement Corporation and its subsidiaries, in each case for each subsequent fiscal quarter (other than December 31, 2013) ended at

[Summary of Additional Conditions]

least 60 days before the Closing Date, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity of Visant and its subsidiaries and of American Achievement Corporation and its subsidiaries for each subsequent fiscal quarter (other than December 31, 2013) ended at least 60 days before the Closing Date. The Lead Arranger hereby acknowledges receipt of the audited financial statements referred to in clause (a) above as of, and for the years ended, December 31, 2010, 2011 and 2012 (with respect to Visant) and August 28, 2010, August 27, 2011 and August 31, 2012 (with respect to American Achievement Corporation).

6. The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma statement of income of the Borrower (including with respect to American Achievement Corporation and its subsidiaries) as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period of the Borrower ended at least 60 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Borrower’s fiscal year) (provided that, such pro forma combined financial statements shall include American Achievement Corporation’s consolidated balance sheet as of the nearest applicable American Achievement Corporation fiscal period end and its related statement of income for the 12-month period ending on the last day of the four-fiscal quarter period of American Achievement Corporation ending within 93 days of the end of the Borrower’s 12-month period presented therein), prepared after giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7. With respect to the Senior Secured Term Facility, the Bank Lead Arranger shall have been afforded a period (the “Bank Marketing Period”) of at least 15 consecutive calendar days following receipt of the Confidential Information Memorandum to syndicate the Senior Secured Term Loan Facility; provided that (i) November 28, 2013 to and including December 1, 2013 will be disregarded for purposes of determining such 15 consecutive calendar day period and (ii) such 15 consecutive calendar day period shall either end on or prior to December 20, 2013 or, if such period has not ended on or prior to such date, then it shall commence no earlier than January 6, 2014.

8. With respect to the Bridge Facility, (a) investment banks reasonably acceptable to the Lead Arranger (the “Investment Banks”) shall have been engaged to privately place the Mirror Notes, and each Investment Bank shall have received (i) a customary preliminary offering memorandum containing (A) all customary information (other than a “description of notes” and information customarily provided by the Investment Banks or their counsel), including financial statements, business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent to the extent required by paragraph 6 above with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data that would be reasonably necessary for the Investment Banks to receive customary “comfort” letters from the independent accountants of each of

[Summary of Additional Conditions]

Visant and American Achievement Corporation in connection with the offering of the Mirror Notes (and the Borrower shall have made all commercially reasonable efforts to provide the Investment Banks with drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort), which such accountants are prepared to issue upon completion of customary procedures) and (b) the Investment Banks shall have been afforded a period (the “Bridge Marketing Period”) of at least 15 consecutive calendar days upon receipt of the information described in clause (a)(and throughout which such information meets the requirement of clause(a)) to seek to place the Mirror Notes with qualified purchasers thereof; provided that (i) November 28, 2013 to and including December 1, 2013 will be disregarded for purposes of determining such 15 consecutive calendar day period and (ii) such 15 consecutive calendar day period shall either end on or prior to December 20, 2013 or, if such period has not ended on or prior to such date, then the Bridge Marketing Period shall commence no earlier than January 6, 2014.

For purposes of paragraph 7 and 8 above, the Bank Marketing Period and the Bridge Marketing Period (each, a “Marketing Period”) shall not be deemed to have commenced if, prior to the completion of such 15 consecutive calendar day period, (i) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any audited financial statements of American Achievement Corporation for the fiscal years ended August 31, 2013, August 31, 2012 or August 27, 2011, in which case no Marketing Period shall be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such withdrawn financial statements for the applicable periods by Deloitte & Touche LLP or another independent public accounting firm reasonably acceptable to Visant; (ii) the financial statements of American Achievement Corporation and its consolidated subsidiaries delivered pursuant to paragraphs 5 and 6 above would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 15 consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the Securities and Exchange Commission (“SEC”) on the last day of such 15 consecutive calendar day period, in which case no Marketing Period shall be deemed to commence unless and until, at the earliest, the receipt by Visant of updated financial statements that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 15 consecutive calendar day period; (iii) American Achievement Corporation determines to restate any historical financial statements of American Achievement Corporation delivered pursuant to paragraphs 5 and 6 above, in which case no Marketing Period shall be deemed to commence unless and until such restatement has been completed and the relevant financial statement has been amended or American Achievement Corporation has indicated that it has concluded that no restatement shall be required in accordance with GAAP.

9. The Administrative Agents and the Lead Arranger shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agents or the Lead Arranger at least seven calendar days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. Subject in all respects to the Funding Conditions Provisions, (a) the Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Senior Secured Term Loan Facility, shall be executed and become in full force and effect, (b) if applicable, the Bridge Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Bridge Facility, shall be executed and become in full force and effect and (c) with respect to the Senior Secured Term Loan Facility, all documents and instruments required to perfect the Bank Administrative Agent’s security interest in the Collateral shall have been executed and delivered by each Credit Party party thereto and, if applicable, be

[Summary of Additional Conditions]

in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Senior Secured Term Loan Facility Documentation (it being understood that in each case, with respect to the Company and its subsidiaries that become Subsidiary Guarantors, if the requirements set forth in clause (a) through (c) above cannot be satisfied as a condition precedent solely because the directors and managers of the Company and its subsidiaries have not authorized such acts and the election of new directors or managers to authorize such acts has not taken place prior to the Closing Date, such election shall take place, such authorization shall be provided and such requirements will be satisfied no later than immediately following the consummation of the Acquisition and the initial funding of the Senior Secured Term Loan Facility and, if applicable, the Bridge Facility and in no event later than 5:00 p.m., New York City time on the Closing Date, but only if prior to any funding of the Facilities the Lead Arrangers are reasonably satisfied that the conditions described in this paragraph 10 will be satisfied with respect to the Company and its subsidiaries immediately after such funding).

11. Subject in all respects to the Funding Conditions Provisions, (a) the Senior Secured Term Loan Facility Documentation and, if applicable, the Bridge Facility Documentation (collectively, the “Facilities Documentation”) (which, in each case, shall be in accordance with the terms of the Commitment Letter and the Term Sheets and the Documentation Principles and the Bridge/Bond Documentation Principles, as applicable) shall have been executed and delivered by the Credit Parties and (b) customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex D-I attached hereto, certified by a senior authorized financial officer of the Borrower) shall have been delivered to each of the Bank Lead Arranger and the Bridge Lead Arranger, as applicable (it being understood that in each case, with respect to the Company and its subsidiaries that become Subsidiary Guarantors, if any of the requirements set forth in clauses (a) and (b) above cannot be satisfied as a condition precedent solely because the directors and managers of the Company and its subsidiaries have not authorized such acts and the election of new directors or managers to authorize such acts has not taken place prior to the Closing Date, such election shall take place, such authorization shall be provided and such requirements will be satisfied no later than immediately following the consummation of the Acquisition and the initial funding of the Senior Secured Term Loan Facility and, if applicable, the Bridge Facility and in no event later than 5:00 p.m., New York City time on the Closing Date, but only if prior to any funding of the Facilities the Lead Arrangers are reasonably satisfied that the conditions described in this paragraph 11 will be satisfied with respect to the Company and its subsidiaries immediately after such funding).

[Summary of Additional Conditions]

CONFIDENTIAL	ANNEX D-I

Form of Solvency Certificate

Date:

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, a senior authorized financial officer of             , a                           (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section             of the Credit Agreement, dated as of                  , 2013, among                      (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the

[Solvency Certificate]

execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Credit Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Credit Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As a senior authorized financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

[Solvency Certificate]

D-I-2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by Senior Authorized Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title:

[Solvency Certificate]

D-I-3